Exhibit 10.1

OMNIBUS AGREEMENT

by and among

AZURE MIDSTREAM ENERGY LLC,

MARLIN MIDSTREAM PARTNERS, LP

and

MARLIN MIDSTREAM GP, LLC

i

Section 7.13	Rights of Third Parties	17
Section 7.14	Representation by Counsel	17

Schedule I        Services

ii

OMNIBUS AGREEMENT

This Omnibus Agreement (this “Agreement”) is made and entered into as of February 27, 2015 (the “Execution Date”), by and among Azure Midstream Energy LLC, a Delaware limited liability company (“Azure”), Marlin Midstream Partners, LP, a Delaware limited partnership (the “MLP”), and Marlin Midstream GP, LLC, a Delaware limited liability company and the sole general partner of the MLP (“MLP GP”). Each of the parties to this Agreement is sometimes referred to individually in this Agreement as a “Party” and are sometimes collectively referred to in this Agreement as the “Parties.” Capitalized terms used but not otherwise defined herein have the meanings assigned to such terms in Article I.

R E C I T A L S:

The Parties desire by their execution of this Agreement to evidence their agreement with respect to certain obligations of the Parties, as more fully set forth herein.

In consideration of the premises and the covenants, conditions, and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS; CONSTRUCTION

Section 1.1 Definitions. As used in this Agreement, the following terms shall have the respective meanings set forth below:

“AAA” is defined in Section 7.3(b)(iv).

“Administrative Personnel” means individuals who are employed by Azure or any of its Affiliates and assist in providing, as part of the Services, any of the administrative services referred to in Schedule I hereto.

“Affiliate” means (i) with respect to Azure, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by Azure, excluding MLP GP and any other Person that directly or indirectly through one or more intermediaries is controlled by MLP GP; (ii) with respect to the Partnership Entities, any Person that directly or indirectly through one or more intermediaries is controlled by MLP GP; (iii) with respect to any other Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with such first Person. As used herein, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of Voting Securities, by contract or otherwise.

“Agreement” is defined in the introduction to this Agreement.

“Applicable Laws” means all statutes, regulations, rules, ordinances, codes, licenses, permits, orders, approvals and rules of common law of each Governmental Authority having jurisdiction over the Parties, all health, building, fire, safety and other codes, ordinances and requirements and all applicable standards of the National Board of Fire Underwriters, in each case, as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent, decree, judgment or settlement; in each case, as applicable to Azure or the Partnership Entities, as the case may be.

“Azure” is defined in the introduction to this Agreement.

“Azure Acceptance” is defined in Section 3.2(c).

“Azure Asset Offer” is defined in Section 3.2(a).

“Azure Asset Offer Notice” is defined in Section 3.2(a).

“Azure Asset Transaction” is defined in Section 3.2.

“Azure Entities” means any Person controlled, directly or indirectly, by Azure other than the Partnership Entities; and “Azure Entity” means any of the Azure Entities.

“Azure Offered Assets” in defined in Section 3.2.

“Business” is defined in Section 2.1.

“Business Day” means any day other than a Saturday, a Sunday or a holiday on which banking institutions in the State of Texas are closed.

“Common Units” is defined in the Partnership Agreement.

“Confidential Information” is defined in Section 5.2.

“Conflicts Committee” is defined in the Partnership Agreement.

“Dedicated Personnel” means individuals, other than Administrative Personnel, who are employed by Azure or any of its Affiliates and provided on a full-time basis to the Partnership Entities in connection with provision of the Services, or who are consultants or agents of Azure in connection with provision of the Services.

“Default Rate” shall mean interest at the rate per annum equal to the one-month term, London Interbank Offered Rate (LIBOR rate) for U.S. dollar deposits, plus five percentage points per annum, applicable on the first Business Day prior to the due date of payment and thereafter on the first Business Day of each succeeding month; provided, however, that the Default Rate shall never exceed the maximum rate permitted by applicable Law.

“dispute” is defined in Section 7.3(a).

“Execution Date” is defined in the introduction to this Agreement.

“Governmental Authority” means any executive, legislative, judicial, regulatory or administrative agency, body, commission, department, board, court, tribunal, arbitrating body or authority of the United States or any foreign country, or any state, local or other governmental subdivision thereof.

“Limited Partner” is defined in the Partnership Agreement.

“MLP” is defined in the introduction to this Agreement.

“MLP Change of Control” means Azure and its Affiliates cease to control, directly or indirectly, the MLP GP. For purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of MLP GP, whether through ownership of Voting Securities, by contract, or otherwise.

“MLP GP” is defined in the introduction to this Agreement.

“MLP Offer” is defined in Section 3.2(b).

“Partnership Agreement” means that certain First Amended and Restated Agreement of Limited Partnership of Marlin Midstream Partners, LP, dated as of July 31, 2013, as amended through the Execution Date, to which reference is hereby made for all purposes of this Agreement.

“Partnership Entities” means MLP GP and each member of the Partnership Group; and “Partnership Entity” means any of the Partnership Entities.

“Partnership Group” means the MLP and any Subsidiary of MLP, treated as a single consolidated entity.

“Party” and “Parties” are defined in the introduction to this Agreement.

“Payment Amount” is defined in Section 2.4.

“Person” means any natural person, corporation, limited partnership, general partnership, limited liability company, joint stock company, joint venture, association, company, estate, trust, bank trust company, land trust, business trust, or other organization, whether or not a legal entity, custodian, trustee-executor, administrator, nominee or entity in a representative capacity and any Governmental Authority.

“Personnel Costs” means all compensation costs incurred by an employer in connection with the employment by such employer of applicable personnel, including all payroll and benefits.

“Recipient” is defined in Section 5.1.

“Representatives” is defined in Section 3.2(b).

“ROFO Assets” is defined in Section 3.1(a).

“Services” is defined in Section 2.1.

“Shared Personnel” means individuals, other than Administrative Personnel, who are employed by Azure or any of its Affiliates and provided on a part-time basis to the Partnership Entities in connection with provision of the Services.

“Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general partner of such partnership, but only if such Person, directly or by one or more Subsidiaries of such Person, or a combination thereof, controls such partnership on the date of determination or (c) any other Person in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) a majority ownership interest with voting power to control such Person or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.

“Third Party Azure Asset Transaction” is defined in Section 3.2(f).

“Transfer” including the correlative terms “Transferring” or “Transferred” means any direct or indirect transfer, assignment, sale, gift, pledge, hypothecation or other encumbrance, or any other disposition (whether voluntary, involuntary or by operation of law).

“Units” is defined in the Partnership Agreement.

“Voting Securities” of any Person as of any date means the equity interests of such Person pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers, general partners or trustees of such Person (regardless of whether, at the time, equity interests of any other class or classes shall have, or might have, voting power by reason of the occurrence of any contingency) or, with respect to a partnership (whether general or limited), any general partner interest in such partnership.

Section 1.2 Construction. In this Agreement, unless a clear contrary intention appears: (a) the singular includes the plural and vice versa; (b) reference to a Person includes such Person’s successors and assigns but, in the case of a Party, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (c) reference to any gender includes each other gender; (d) references to any Exhibit, Schedule, Section, Article, Annex, subsection and other subdivision refer to the corresponding Exhibits, Schedules, Sections, Articles, Annexes, subsections and other subdivisions of this Agreement unless expressly provided otherwise; (e) references in any Section or Article or definition to any clause means such clause of such Section, Article or definition; (f) “hereunder,” “hereof,” “hereto” and words of similar import are references to this Agreement as a whole and not to any particular provision of this Agreement; (g) the word “or” is not exclusive, and the word “including” (in its various forms) means “including without limitation”; (h) each accounting term not otherwise defined in this Agreement has the meaning commonly applied to it in accordance with GAAP; (i) references to “days” are to calendar days; and (j) all references to money refer to the lawful currency of the United States. The Table of Contents and the Article and Section titles and headings in this Agreement are inserted for convenience of reference only and are not intended to be a part of, or to affect the meaning or interpretation of, this Agreement.

ARTICLE II

SERVICES

Section 2.1 Scope of Services. Azure agrees to provide, and agrees to cause its Affiliates to provide, on behalf of the MLP GP for the Partnership Entities’ benefit, the corporate and general and administrative services necessary to run the business of the Partnership Entities (the “Business”), which services may include those services set forth in Schedule I to this Agreement (collectively, the “Services”).

Section 2.2 Exclusion of Services. At any time, either MLP GP or Azure may temporarily or permanently exclude any particular service from the scope of Services upon 90 days’ notice.

Section 2.3 Performance of Services by Affiliates or Other Persons. The Parties hereby agree that in discharging its obligations hereunder, Azure may engage any of its Affiliates or other Persons to perform the Services (or any part of the Services) on its behalf and that the performance of the Services (or any part of the Services) by any such Affiliate or Person shall be treated as if Azure performed such Services. No such delegation by Azure to Affiliates or other Persons shall relieve Azure of its obligations hereunder.

Section 2.4 Payment Amount. The Partnership Entities shall pay, or cause to be paid, to Azure the amount of any direct or indirect expenses incurred by Azure or its Affiliates in connection with the provision of Services by Azure or its Affiliates (the “Payment Amount”), including but not limited to, the following:

(a) Dedicated Personnel. The Payment Amount will include all Personnel Costs of Dedicated Personnel as determined by Azure in good faith subject to redetermination no more than twice annually.

(b) Shared Personnel and Administrative Personnel. The Payment Amount will include a pro rata share of all Personnel Costs of Shared Personnel and Administrative Personnel, as determined by Azure in good faith.

(c) Administrative Costs. The Payment Amount will include following:

(i) Office Costs. A pro rata share of all office costs (including, all costs relating to office leases, equipment leases, supplies, property taxes and utilities) for all locations of Administrative Personnel, as determined by Azure in good faith, based on the allocation methodology determined by Azure subject to redetermination no more than twice annually, as reasonably acceptable to the Partnership Entities and in accordance with United States generally accepted accounting principles;

(ii) Insurance. Insurance premiums will be direct charged to the applicable insured to the extent possible, and otherwise will be allocated as determined by Azure in good faith, based on the allocation methodology determined by Azure subject to redetermination no more than twice annually, as reasonably acceptable to the Partnership Entities and in accordance with United States generally accepted accounting principles;

(iii) Outside Services. Services provided by outside vendors (including outside audit services, outside legal services and other services) will first be direct charged where applicable; provided, however that the Payment Amount will include a pro rata share of charges for all services that are provided by outside vendors and not direct charged, as determined by Azure in good faith, based on the allocation methodology determined by Azure subject to redetermination no more than twice annually, as reasonably acceptable to the Partnership Entities and in accordance with United States generally accepted accounting principles;

(iv) Other Corporate Costs. A pro rata share of all other corporate costs relating to the Partnership Entities, as determined by Azure in good faith, based on the allocation methodology determined by Azure subject to redetermination no more than twice annually, as reasonably acceptable to the Partnership Entities and in accordance with United States generally accepted accounting principles; and

(v) Depreciation and Amortization. A pro rata share of depreciation and amortization relating to all locations of Administrative Personnel, as determined by Azure in good faith subject to redetermination no more than twice annually, following recognition of such depreciation or amortization as an expense on the books and records of Azure or its Affiliates.

(d) Other Costs. Bank charges, interest expense and any other costs as reasonably incurred by Azure or its Affiliates in the provision of Services will be direct charged to the Partnership Entities. For the avoidance of doubt, any of the foregoing costs and expenses described in this Section 2.4 that are direct charged to any Party will not be included in the Payment Amount.

Section 2.5 Payment of the Payment Amount. Azure shall submit monthly invoices to MLP GP for the Services on or before the 25th day of each month, which invoices shall be due and payable not later than the 5th day following receipt of such invoice. If the due date for payment is not a Business Day, then the due date for payment shall be the next following Business Day. MLP GP shall pay, or cause the Partnership Group to pay, to Azure in immediately available funds, the full Payment Amount due under Section 2.4. Past due amounts shall bear interest at the Default Rate. If MLP GP fails to make payment of any amount of any monthly invoice, other than any amount thereof that is disputed in accordance with Section 2.6 below, on or before the later of (i) the 60th day after such payment is due and payable and (ii) the 30th day after notice by Azure of such non-payment, Azure shall have the right to suspend the provision of the Services hereunder until such payment is made.

Section 2.6 Disputed Charges. MLP GP MAY, WITHIN 30 DAYS AFTER RECEIPT OF A CHARGE FROM AZURE, TAKE WRITTEN EXCEPTION TO SUCH CHARGE, ON THE GROUND THAT THE SAME WAS NOT A REASONABLE COST INCURRED BY AZURE OR ITS AFFILIATES IN CONNECTION WITH THE SERVICES. MLP GP SHALL NEVERTHELESS PAY, OR CAUSE THE PARTNERSHIP GROUP TO PAY, WHEN DUE THE FULL PAYMENT AMOUNT OWED TO AZURE. SUCH PAYMENT SHALL NOT BE DEEMED A WAIVER OF THE RIGHT OF A PARTNERSHIP ENTITY TO RECOUP ANY CONTESTED PORTION OF ANY AMOUNT SO PAID. HOWEVER, IF THE AMOUNT AS TO WHICH SUCH WRITTEN EXCEPTION IS TAKEN, OR ANY PART THEREOF, IS ULTIMATELY DETERMINED NOT TO BE A REASONABLE COST INCURRED BY AZURE OR ITS AFFILIATES IN CONNECTION WITH THEIR PROVISION OF THE SERVICES HEREUNDER, SUCH AMOUNT OR PORTION THEREOF (AS THE CASE MAY BE) SHALL BE REFUNDED BY AZURE TO THE PARTNERSHIP ENTITIES TOGETHER WITH INTEREST THEREON AT THE DEFAULT RATE FOR THE PERIOD FROM THE DATE OF PAYMENT BY THE PARTNERSHIP ENTITIES TO THE DATE OF REFUND BY AZURE.

Section 2.7 Employees. The Partnership Entities shall not be obligated to pay directly to Dedicated Personnel or Shared Personnel any compensation, salaries, wages, bonuses, benefits, social security taxes, workers’ compensation insurance, retirement and insurance benefits, training or other expenses.

Section 2.8 Limitation of Duties and Liability. The relationship of Azure to the Partnership Entities pursuant to this Article II is as an independent contractor and nothing in this Agreement shall be construed to impose on Azure, or on any of its Affiliates, or on any of their respective successors and permitted assigns, or on their respective employees, officers, members, managers, directors, agents and representatives, any express or implied fiduciary duty. Azure and its Affiliates and their respective successors and permitted assigns, together with their respective employees, officers, members, managers, directors, agents and representatives, shall not be liable for, and the Partnership Entities shall not take, or permit to be taken, any action against any of such Persons to hold such Persons liable for (a) any error of judgment or mistake of law by such Persons or for any loss suffered by such Persons in connection with the performance of any Services under this Agreement, except for a liability or loss resulting from gross negligence, willful misconduct, bad faith or reckless disregard in the performance by such Persons of the Services, or (b) any fraudulent or dishonest acts by the Partnership Entities. In no event, whether based on contract, indemnity, warranty, tort (including negligence), strict liability or otherwise, shall Azure or its Affiliates or the Partnership Entities, their respective successors and permitted assigns, or their respective employees, officers, members, managers, directors, agents and representatives, be liable for loss of profits or revenue or special, incidental, exemplary, punitive or consequential damages.

ARTICLE III

RIGHT OF FIRST OFFER

Section 3.1 Right of First Offer to Purchase Certain Interests.

(a) Azure hereby grants to the MLP a right of first offer on any proposed Transfer of any assets owned by Azure (including the equity of its Subsidiaries) or its Subsidiaries as of the Execution Date, whether such Transfer is made in the form of asset Transfer or the Transfer of a Subsidiary (the “ROFO Assets”). The Parties acknowledge that the MLP is not obligated to purchase any of the ROFO Assets from Azure.

(b) The Parties acknowledge that all potential Transfers of the ROFO Assets pursuant to this Article III are subject to obtaining any and all required written consents and waivers of Governmental Authorities and other non-affiliated third parties (including lenders and other providers of financing) and to the terms of all agreements (including debt and other financing arrangements) in respect of such ROFO Assets.

Section 3.2 Procedures. If at any time Azure desires to Transfer any ROFO Assets, (the “Azure Offered Assets,” and any such transaction a “Azure Asset Transaction”) to a Person other than an Affiliate of Azure (so long as such Affiliate acknowledges and agrees that it will be bound by the provisions of this Section 3.2 and any future sale, conveyance, assignment, transfer or other disposition of such Azure Offered Assets) the following provisions shall apply:

(a) Prior to Azure soliciting or making an offer for an Azure Asset Transaction (a “Azure Asset Offer”), Azure shall promptly notify the Partnership Group in writing of Azure’s intent to make or accept such Azure Asset Offer (a “Azure Asset Offer Notice”).

(b) MLP will have the sole and exclusive right, for a period of 45 days after the date that such Azure Asset Offer Notice is received by MLP to make an offer to acquire the Azure Offered Assets (an “MLP Offer”). During such 45-day period, Azure shall allow the Partnership Entities and their respective officers, directors, employees, accountants and other agents (“Representatives”) reasonable access at times mutually agreeable to Azure and MLP to all properties, contracts, financial information and other books and records related to the Azure Offered Assets, and Azure shall cause its Affiliates and their respective Representatives to cooperate with the Partnership Entities and their respective Representatives with respect to MLP’s due diligence review in connection with such potential Azure Asset Transaction. The Conflicts Committee, acting for and on behalf of MLP, may exercise MLP’s right to make an MLP Offer to acquire the applicable Azure Offered Assets by notifying Azure in writing of an MLP Offer, which written notice shall include all material terms and conditions upon which MLP is willing to consummate such Azure Asset Transaction, including the aggregate purchase price. Unless otherwise agreed by Azure and the Conflicts Committee, the failure of the Conflicts Committee to notify Azure in writing of an MLP Offer within 45 days after the date that such applicable Azure Asset Offer Notice is received by MLP will be deemed to be an election by MLP not to exercise its right to make such MLP Offer.

(c) Azure shall have a period of 30 days after the date that an MLP Offer is received by Azure to accept or reject such MLP Offer. Unless otherwise agreed by Azure and the Conflicts Committee, the failure of Azure to accept or reject an MLP Offer within 30 days after the date that written notice of an MLP Offer is received by Azure shall be deemed to be a rejection by Azure of such MLP Offer. An acceptance of an MLP Offer (“Azure Acceptance”) shall be set forth in writing, delivered to MLP prior to the expiration of the 30-day period set forth above and shall be conditioned upon entering into an agreement providing for the consummation of such potential Azure Asset Transaction.

(d) If Azure accepts an MLP Offer, then Azure and MLP shall, subject to the terms and conditions of such MLP Offer, use reasonable best efforts to enter into an agreement providing for the consummation of such potential Azure Asset Transaction upon the terms and conditions of such MLP Offer. Unless otherwise agreed between Azure and the Conflicts Committee:

(i) The terms of the purchase and sale agreement will contain standard representations, warranties and covenants in respect of the sale of assets in the midstream industry;

(ii) MLP will have the right, exercisable at MLP’s risk and expense, to make such surveys, tests and inspections of the Azure Offered Assets as MLP may deem desirable, so long as such surveys, tests or inspections do not damage such assets or materially interfere with the activities of Azure, and the results of any searches, surveys, tests or inspections may give rise to rights mutually agreed to between the Parties (e.g. termination rights or purchase price adjustments); and

(iii) The closing date for the purchase of the Azure Offered Assets will occur no later than 90 days following the entry into an agreement providing for the consummation of an Azure Asset Transaction;

(e) Azure and MLP shall cooperate in good faith in obtaining all necessary governmental and other third Person approvals, waivers and consents required for the closing with respect to the Azure Offered Assets. Any such closing shall be delayed, to the extent required, until the third Business Day following receipt of required governmental approvals or expiration of waiting periods (such as under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended); provided, however, that such delay shall not exceed 120 days and, if governmental approvals and waiting periods shall not have been obtained or expired, as the case may be, by such 120th day, then MLP will be deemed to have waived its right of first offer with respect to the Azure Offered Assets described in the Azure Asset Offer Notice and thereafter neither MLP nor Azure will have any further obligation under this Article III with respect to such Azure Offered Assets unless such Azure Offered Assets again become subject to this Article III pursuant to Section 3.2(g). If requested by the Partnership Group, Azure shall use commercially reasonable efforts to obtain and provide to MLP any financial statements in respect of any ROFO Assets Transferred to the Partnership Group to the extent required under Regulation S-X of the Securities and Exchange Commission.

(f) If (A) the Conflicts Committee does not elect to exercise MLP’s right to make an MLP Offer pursuant to Section 3.2(b); (B) Azure rejects an MLP Offer or fails to provide an Azure Acceptance pursuant to Section 3.2(c); or (C) unless otherwise agreed by Azure and the Conflicts Committee, following the acceptance by Azure of an MLP Offer pursuant to Section 3.2(c), Azure and the Conflicts Committee are unable to enter into an agreement with respect to an Azure Asset Transaction upon the terms and conditions of such MLP Offer within 60 days after the date an Azure Acceptance is received by MLP, then, and only then, Azure may consummate an Azure Asset Transaction for the Azure Offered Assets with a Third Party Purchaser (any such transaction, a “Third Party Azure Asset Transaction”); provided, that:

(i) Promptly upon acceptance by Azure of such an offer from a Third Party Purchaser, Azure shall provide a written notice to the Partnership Group stating the name of such Third Party Purchaser and the aggregate purchase price to be paid upon consummation of such Third Party Azure Asset Transaction and shall provide to MLP a summary of the material terms and conditions of the offer made by such Third Party Purchaser; and

(ii) The Third Party Azure Asset Transaction (x) must be consummated within 120 days after the latest to occur of clauses (A), (B) or (C) of Section 3.2(f); (y) such Third Party Azure Asset Transaction must be consummated at a price greater than 105% of the aggregate purchase price proposed to be paid by MLP pursuant to the applicable MLP Offer; and (z) such Third Party Azure Asset Transaction must be consummated upon terms no less favorable to a Third Party Purchaser than set forth in the MLP Offer.

(g) If a Third Party Azure Asset Transaction with respect to the Azure Offered Assets is not consummated within the time periods set forth in Section 3.2(f)(ii), then, unless the Conflicts Committee agrees to an extension of such dates, Azure may not cause a Third Party Azure Asset Transaction without again complying with all of the provisions of this Section 3.2.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.1 Representations by Azure. Azure represents and warrants to the Partnership Entities that:

(a) Azure is duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite power and authority to own and lease the properties and assets it currently owns and leases and to conduct its activities as such activities are currently conducted and as contemplated by this Agreement.

(b) Azure has all requisite power, authority and capacity to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by Azure have been duly and validly authorized by all necessary action on the part of Azure, and this Agreement has been duly and validly executed and delivered by Azure, and is the valid and binding obligation of Azure, enforceable against Azure in accordance with its terms, subject to applicable laws of bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally.

(c) The execution, delivery and performance by Azure of this Agreement does not and will not (i) conflict with or violate any provision of such Azure’s organizational documents; (ii) violate any provision of any Applicable Laws; (iii) conflict with, violate, result in a breach of, constitute a default under (without regard to requirements of notice, lapse of time, or elections of other Persons, or any combination thereof) or accelerate or permit the acceleration of the performance required by, any contracts or other instruments to which Azure is a party or by which either Azure is bound or affected which would cause a material adverse impact on the Partnership Entities; or (iv) require any consent, approval, or authorization of, or filing of any certificate, notice, application, report, or other document with, any Governmental Authority or other Person that has not been obtained or the failure to obtain which would cause a material adverse impact on the Partnership Entities.

Section 4.2 Representations by Partnership Entities. Each of the Partnership Entities represents and warrants to Azure that:

(a) Such Partnership Entity is duly organized, validly existing and in good standing under the laws of the state of its organization, and, as of the Execution Date, has all requisite power and authority to own and lease the properties and assets it currently owns and leases and to conduct its activities as such activities are currently conducted and as contemplated by this Agreement.

(b) Such Partnership Entity has all requisite power, authority and capacity to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by such Partnership Entity have been duly and validly authorized by all necessary action on the part of such Partnership Entity, and this Agreement has been duly and validly executed and delivered by such Partnership Entity, and is the valid and binding obligation of such Partnership Entity, enforceable against such Partnership Entity in accordance with its terms, subject to applicable laws of bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally.

(c) The execution, delivery and performance by such Partnership Entity of this Agreement do not and will not (i) conflict with or violate any provision of such Partnership Entity’s organizational documents; (ii) violate any provision of any Applicable Laws; (iii) conflict with, violate, result in a breach of, constitute a default under (without regard to requirements of notice, lapse of time, or elections of other Persons, or any combination thereof) or accelerate or permit the acceleration of the performance required by, any contracts or other instruments to which such Partnership Entity is a party or by which such Partnership Entity is bound or affected, which would cause a material adverse impact on the Azure Entities; or (iv) require any consent, approval, or authorization of, or filing of any certificate, notice, application, report, or other document with, any Governmental Authority or other Person that has not been obtained or the failure to obtain which would cause a material adverse impact on the Azure Entities.

ARTICLE V

CONFIDENTIAL INFORMATION

Section 5.1 Information. Each of the Partnership Entities and Azure (the “Recipient”) agrees that it will utilize any Confidential Information received from the other solely in connection with the performance of its obligations hereunder and the exercise by the Recipient of its rights and remedies hereunder and under Applicable Law, and all such Confidential Information will be subject to and bound by the provisions set forth in this Article V. Upon termination of this Agreement, the Recipient shall return or destroy all such Confidential Information (and cease all further use and disclosure of such Confidential Information) that has been provided to it, together with all reproductions thereof in the Recipient’s possession; provided that the Recipient shall have the right to retain copies of any such information and records that relate to its performance of any services and the exercise of its rights and remedies hereunder or under Applicable Law, and all such copies and the information reflected thereon shall be subject to the first sentence of this Section 5.1 and to Section 5.2.

Section 5.2 Definition. “Confidential Information” means any information (regardless of format or medium of exchange) that is disclosed by any disclosing Party or any Affiliate or their respective Representatives to the Recipient or any Affiliate or any of their respective Representatives in connection with the performance of this Agreement or that any disclosing Party has reason to expect will be maintained confidentially provided that Confidential Information shall not include any information that is publicly known. It is further understood that each Party may have the opportunity as a result of proximity or close operational ties to observe or obtain Confidential Information of any other Party and agrees not to divulge or use such information other than as set forth in this Article V.

Section 5.3 Legal Requirement. If the Recipient is legally required (by interrogatories, discovery requests for information or documents, subpoena, civil or criminal investigative demand or similar process) to disclose any Confidential Information, it is agreed that the Recipient prior to disclosure and to the extent legally permissible will use commercially reasonable efforts to provide the disclosing Party with prompt notice of such request(s) so that the disclosing Party may seek an appropriate protective order or other appropriate remedy or waive the Recipient’s compliance with this Article V. If such protective order or other remedy is not obtained, or the disclosing Party grants a waiver hereunder, the Recipient required to furnish Confidential Information may furnish that portion (and only that portion) of the Confidential Information which, in the opinion of such Party’s counsel, the Recipient is legally compelled to disclose, and the Recipient will exercise commercially reasonable efforts to obtain reliable assurance that confidential treatment will be accorded any Confidential Information so furnished. Disclosure of Confidential Information by the Recipient shall not violate this Article V to the extent that Recipient (or its ultimate parent) in the exercise of reasonable good faith judgment deems it necessary, pursuant to law, regulation or stock exchange rule, to disclose such information in or in connection with filings made with the Securities Exchange Commission, any securities exchange upon which debt or equity securities of such Recipient or its parent may be listed, to any Governmental Authority or in presentations to lenders or ratings agencies.

Section 5.4 Survival. The provisions of this Article V shall survive the termination of this Agreement for a period of three years following such termination.

ARTICLE VI

INTELLECTUAL PROPERTY

Section 6.1 Ownership by the Azure Entities and License to MLP. Any (i) inventions and processes, whether patentable or not, developed or invented, or (ii) copyrightable material (and the intangible rights of copyright therein) developed, by the Azure Entities, their Affiliates or their employees in connection with the performance of the Services shall be the property of the Azure Entities (collectively “Intellectual Property”); provided, however, that Azure hereby grants, and agrees to cause its Affiliates to grant, to the MLP an irrevocable, royalty-free, non-exclusive and transferable (so long as such transfer is connection with the sale of all or substantially all of the particular asset in which such Intellectual Property is incorporated or is utilized) right and license to use such inventions or material; and further provided, however, that the MLP shall only be granted such a right and license to the extent such grant does not conflict with, or result in a breach, default, or violation of a right or license to use such inventions or material granted to the applicable Azure Entity by any Person other than an Affiliate of the applicable Azure Entity. Notwithstanding the foregoing, Azure will and will cause its Affiliates to, use all commercially reasonable efforts to grant such right and license to the MLP.

Section 6.2 License to the Azure Entities and their Affiliates. MLP hereby grants, and will cause its Affiliates to grant, to the Azure Entities and their Affiliates an irrevocable, royalty-free, non-exclusive and non-transferable right and license to use, during the term of this Agreement, any intellectual property provided by the MLP or its Affiliates to the Azure Entities or their Affiliates, but only to the extent such use is necessary for the performance of the Services. Azure agrees that the Azure Entities and their Affiliates will utilize such intellectual property solely in connection with the performance of the Services.

ARTICLE VII

TERMINATION; MISCELLANEOUS

Section 7.1 Termination. This Agreement may be terminated (a) by the written agreement of all of the Parties, (b) by either Azure or MLP immediately upon a MLP Change of Control by written notice given to the other Parties to this Agreement or (c) by Azure if the MLP GP is removed without cause (as defined in the Partnership Agreement) and the Units held by the MLP GP and its Affiliates were not voted in favor of the removal.

Section 7.2 Choice of Law; Submission to Jurisdiction. This Agreement shall be subject to and governed by the laws of the State of Texas, excluding any conflicts-of-law rule or principle that might refer the construction or interpretation of this Agreement to the laws of another state. Each of the Parties hereby agrees: (i) to submit to the exclusive jurisdiction of any state or federal court sitting in Houston, Texas in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby; (ii) that all claims in respect of any such action or proceeding may be heard and determined in any such court; (iii) that such Party will not bring any action or proceeding arising out of or relating to this Agreement in any other court; and (iv) that such Party waives any defense of inconvenient forum to the maintenance of any such action or proceeding, and waives any bond, surety or other security that might be required of any other Party with respect to any such action or proceeding.

Section 7.3 Dispute Resolution.

(a) The dispute resolution provisions set forth in this Section 7.3 shall be the final, binding and exclusive means to resolve all disputes, controversies or claims (each, a “dispute”) arising under the Agreement, and each Party irrevocably waives any right to any trial by jury with respect to any dispute arising under this Agreement.

(b) If a dispute arises, the following procedures shall be implemented:

(i) Any Party may at any time invoke the dispute resolution procedures set forth in this Section 7.3 as to any dispute by providing written notice of such action to the other Parties.

(ii) Notwithstanding the existence of any dispute or the pendency of any procedures pursuant to this Section 7.3, and subject to Section 7.12, the Parties agree and undertake that all payments not in dispute shall continue to be made and that all obligations not in dispute shall continue to be performed.

(iii) Within 30 days after receipt of notice of a dispute under subsection (b)(i), representatives of the Parties shall engage in non-binding mediation, and a specific timetable and completion date for its implementation shall also be agreed upon. If the completion date therefor shall occur without the Parties having resolved the dispute, then the Parties shall proceed under Section 7.3(b)(iv).

(iv) If, after satisfying the requirement above, the dispute is not resolved, the Parties shall resolve the dispute by a binding arbitration, to be held in the State of Texas pursuant to the Federal Arbitration Act and in accordance with the then-prevailing Commercial Arbitration Rules of the American Arbitration Association (the “AAA”). The AAA shall select one (1) arbitrator. Each Party shall bear its own expenses incurred in connection with arbitration and the fees and expenses of the arbitrator shall be shared equally by the Parties involved in the dispute and advanced by them from time to time as required. It is the mutual intention and desire of the Parties that the arbitrator be selected as expeditiously as possible following the submission of the dispute to arbitration. Once the arbitrator is selected and except as may otherwise be agreed in writing by the Parties involved in such dispute or as ordered by the arbitrator upon substantial justification shown, the hearing for the dispute will be held within 60 days of submission of the dispute to arbitration. The arbitrator shall render his final award within 60 days, subject to extension by the arbitrator upon substantial justification shown of extraordinary circumstances, following conclusion of the hearing and any required post-hearing briefing or other proceedings ordered by the arbitrator. Any discovery in connection with arbitration hereunder shall be limited to information directly relevant to the controversy or claim in arbitration. The decision of the arbitrator in any such proceeding will be reasoned, final and binding and final judgment may be entered upon such an award in any court of competent jurisdiction, but entry of such judgment will not be required to make such award effective. Any action against any Party ancillary to arbitration (as determined by the arbitrators), including any action for provisional or conservatory measures or action to enforce an arbitration award or any judgment entered by any court in respect of any thereof may be brought in any federal or state court of competent jurisdiction located within the State of Texas, and the Parties hereby irrevocably submit to the non-exclusive jurisdiction of any federal or state court located within the State of Texas over any such action. The Parties hereby irrevocably waive, to the fullest extent permitted by Law, any objection which they may now or hereafter have to the laying of venue of any such action brought in such court or any defense of inconvenient forum for the maintenance of such action. Each of the Parties agrees that a judgment in any such action may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

Section 7.4 Notice. Any notice, demand or communication required or permitted under this Agreement shall be in writing and delivered personally, by reputable overnight delivery service or other courier or by certified mail, postage prepaid, return receipt requested, and shall be deemed to have been duly given (a) as of the date of delivery if delivered personally or by overnight delivery service or other courier or (b) on the date receipt is acknowledged if delivered by certified mail, addressed as follows; provided that a notice of a change of address shall be effective only upon receipt thereof:

If to Azure:

Azure Midstream Energy LLC

12377 Merit Drive, Suite 300

Dallas, TX 75251

Attention: President

Fax: (972) 385-8775

If to the Partnership Entities:

Marlin Midstream Partners, LP

c/o Marlin Midstream GP, LLC, its General Partner

12377 Merit Drive, Suite 300

Dallas, TX 75251

Attention: Chief Executive Officer

Fax: (972) 385-8775

With a copy to the Conflicts Committee:

Marlin Midstream Partners, LP

c/o Marlin Midstream GP, LLC, its General Partner

12377 Merit Drive, Suite 300

Dallas, TX 75251

Attention: Conflicts Committee Chairman

Section 7.5 Entire Agreement. This Agreement (including any exhibits and schedules hereto) constitutes the entire agreement and understanding of the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both oral and written, among the Parties or between any of them with respect to such subject matter.

Section 7.6 Amendment or Modification. This Agreement may be amended, modified or supplemented from time to time only by the written agreement of all the Parties; provided, that the MLP may not, without the prior approval of the Conflicts Committee, agree to any amendment, modification or supplementation of this Agreement that, in the reasonable judgment of the MLP GP, will adversely affect the holders of Common Units. Each such instrument shall be reduced to writing and shall be designated on its face an “Amendment” or an “Addendum” to this Agreement.

Section 7.7 Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their successors and permitted assigns. Except as provided in this Agreement, no Party may assign or transfer this Agreement or any of its rights, interests or obligations under this Agreement without the prior written consent of the other Parties.

Section 7.8 Counterparts. This Agreement may be executed by facsimile signatures by any Party and such signature shall be deemed binding for all purposes hereof, without delivery of an original signature being thereafter required. This Agreement may be executed in one or more counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall constitute one and the same document.

Section 7.9 Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under Applicable Law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such provision or portion of any provision shall be severable and the invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

Section 7.10 Further Assurances. In connection with this Agreement and all transactions contemplated by this Agreement, each Party agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement and all such transactions.

Section 7.11 No Waiver. Any failure of any of the Parties to comply with any obligation, covenant, agreement or condition in this Agreement may be waived by the Party or Parties entitled to the benefits thereof only by a written instrument signed by the Party or Parties granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 7.12 Set Off. Each Party has the right to set off against any amounts due to the other Party hereunder any and all amounts that the other Party owes to the first Party under this Agreement.

Section 7.13 Rights of Third Parties. This Agreement shall be binding upon and inure solely to the benefit of the Parties and their respective successors and permitted assigns. None of the provisions of this Agreement shall be for the benefit of or enforceable by any third party, including any creditor of any Party, any of its Affiliates or any Limited Partner of the MLP. No such third party shall obtain any right under any provision of this Agreement or shall by reasons of any such provision make any claim in respect of any liability (or otherwise) against any other Party.

Section 7.14 Representation by Counsel. Each Party agrees that it has been represented by independent counsel of its choice during the negotiation and execution of this Agreement and the documents referred to herein, and that it has executed the same upon the advice of such independent counsel. Each Party and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto shall be deemed the work product of the Parties and may not be construed against any Party by reason of its preparation. Therefore, the Parties waive the application of any Applicable Law providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

[Signatures page follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement on, and effective as of, the Execution Date.

AZURE MIDSTREAM ENERGY LLC

By:	/s/ I. J. “Chip” Berthelot, II
Name: I. J. “Chip” Berthelot, II
Title: President

MARLIN MIDSTREAM PARTNERS, LP

By: Marlin Midstream GP, LLC, its general partner

By:	/s/ W. Keith Maxwell, III
Name: W. Keith Maxwell, III
Title: Chief Executive Officer

MARLIN MIDSTREAM GP, LLC

By:	/s/ W. Keith Maxwell, III
Name: W. Keith Maxwell, III
Title: Chief Executive Officer

Signature Page to Omnibus Agreement

SCHEDULE I

SERVICES

•	bookkeeping, audit and accounting services: assistance with the maintenance of our corporate books and records, assistance with the preparation of our tax returns and arranging for the provision of audit and accounting services;

•	legal and insurance services: arranging for the provision of legal, insurance and other professional services and maintaining our existence and good standing in necessary jurisdictions;

•	human resource services: assistance and management of payroll, benefits administration, payroll tax, FICA, FUTA, and SUTA administration, management of personnel and talent management, and other human resource administrative matters necessary to ensure the professional workforce of the business;

•	administrative and clerical services: assistance with office space, arranging meetings for our common unitholders pursuant to the Partnership Agreement, arranging the provision of IT services, providing administrative services required for subsequent debt and equity financings and attending to all other administrative matters necessary to ensure the professional management of our business;

•	banking and financial services: providing cash management including assistance with preparation of budgets, overseeing banking services and bank accounts, arranging for the deposit of funds and monitoring and maintaining compliance therewith;

•	advisory services: assistance in complying with United States and other relevant securities laws;

•	client and investor relations: arranging for the provision of, advisory, clerical and investor relations services to assist and support us in our communications with our common unitholders; and

•	other services: assistance with the integration of any acquired businesses.

Schedule I — Page 1